UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                February 19, 2015

INTRALINKS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34832	20-8915510
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

150 East 42nd Street, 8th Floor, New York, NY		10017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(212) 543-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
As previously disclosed in the Current Report on Form 8-K filed by Intralinks Holdings, Inc. (the “Company”) on April 20, 2012, which is incorporated herein by reference, a shareholder derivative complaint was filed in the Supreme Court of the State of New York in New York County (the “Court”) on April 16, 2012 against the Company and certain of its current and former directors and officers.  The complaint alleged that the individual defendants breached their fiduciary duties by allegedly causing the Company to issue materially false and misleading statements about the Company’s business prospects, financial condition and performance during the period February 17, 2011 through November 10, 2011. On February 4, 2015, following oral argument, the Court announced from the bench that it would grant defendants’ motions to dismiss. On February 19, 2015, the director defendants served plaintiff with a notice of entry of that dismissal, and plaintiff has until March 23, 2015 to file an appeal of the dismissal.

As first disclosed in the Quarterly Report for the quarter ended June 30, 2013 filed by the Company on August 9, 2013 and the Company’s subsequent quarterly and annual reports filed prior to the date hereof, which disclosure is incorporated herein by reference, the Company received a shareholder demand letter, dated May 16, 2013, demanding that the Company’s board of directors take action to remedy alleged breaches of fiduciary duty by certain of the Company’s current and former directors and officers, and the individual who made the demand subsequently filed a shareholder derivative suit in the Supreme Court of the State of New York in New York County. The alleged breaches are based on the same alleged misconduct in the state derivative lawsuit described above. On February 4, 2015, following oral argument, the Court announced from the bench that it would grant the defendants’ motions to dismiss, without prejudice. On February 19, 2015, the director defendants served plaintiff with a notice of entry of that dismissal, and plaintiff has until March 23, 2015 to file an appeal of the dismissal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2015
INTRALINKS HOLDINGS, INC.

By:     /s/ Scott N. Semel
Scott N. Semel
Executive Vice President,
General Counsel and Secretary